Exhibit 5.1

[Letterhead of Osler, Hoskin & Harcourt LLP]

September 3, 2015

Mitel Networks Corporation

350 Legget Drive

Ottawa, Ontario

Canada K2K 2W7

Dear Sirs/Mesdames:

Mitel Networks Corporation

We have acted as Canadian counsel to Mitel Networks Corporation, a corporation governed by the Canada Business Corporations Act, (the “Company”) in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed by the Company with the United States Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) relating to the offering of up to 20,617,365 common shares, no par value to be sold by the selling shareholders named in the applicable prospectus supplement (the “Selling Shareholders’ Common Shares”) related to the Registration Statement. This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K of the Securities Act.

We express no opinion herein as to any laws or any matters governed by any laws other than the laws of the Province of Ontario and the federal laws of Canada applicable therein.

In connection with this opinion, we have examined the Registration Statement. We have also examined and relied on the articles of incorporation, as amended, of the Company as in effect today and as in effect on the relevant dates of issuance of the Selling Shareholders’ Common Shares and on resolutions of the board of directors of the Company relating to the issuance of the Selling Shareholders’ Common Shares and related matters, as well as such records and documents and such questions of law as we have deemed necessary or appropriate for the purposes of this opinion.

In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed, photostatic or facsimile copies.

In expressing the opinion below, we have relied upon a certificate of an officer of the Company certifying receipt by the Company of full payment for the issuance of the Selling Shareholders’ Common Shares.

On the basis of the foregoing, we are of the opinion that the Selling Shareholders’ Common Shares have been duly and validly authorized and issued and are fully paid and non-assessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the use of our name therein and in the related prospectus under the caption “Legal Matters”. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Yours very truly,

/s/ Osler, Hoskin & Harcourt LLP